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EXHIBIT 5.1

        PILLSBURY WINTHROP LLP
50 Fremont Street
San Francisco, California 94105

June 18, 2003

The Immune Response Corporation
5931 Darwin Court
Carlsbad, California 92008

    Re:
    Registration Statement on Form S-3

Ladies and Gentlemen:

        We are acting as counsel for The Immune Response Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (Registration No. 333-101856) relating to the registration under the Securities Act of 1933 (the "Act") of (i) 33,324,470 shares of Common Stock, par value $.0025 per share (the "Common Stock"), of the Company, of which 11,548,983 authorized and heretofore issued shares are to be offered and sold by certain stockholders of the Company (the "Selling Stockholders") and of which 21,948,982 authorized but heretofore unissued shares to be issued upon the exercise of the Class A and Class B warrants of the Company (the "Warrants") are to be offered and sold by the Selling Stockholders, (ii) 10,974,491 Class A warrants of the Company to be offered and sold by the Selling Stockholders and (iii) 10,974,491 Class B warrants of the Company to be issued upon the exercise of the Class A warrants of the Company to be offered and sold by the Selling Stockholders. Such Registration Statement, as amended, is herein referred to as the "Registration Statement."

        We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that (i) the shares of Common Stock to be offered and sold by the Selling Stockholders have been duly authorized and legally issued, fully paid and nonassessable, (ii) the shares of Common Stock to be issued by the Company in accordance with the terms of the Warrants have been duly authorized and, when issued by the Company in the manner described in the Registration Statement and the Warrant Agreement, dated as of December 10, 2002, between the Company and Computershare Trust Company, Inc., a Colorado limited purpose company (the "Warrant Agreement"), and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid and nonassessable and (iii) the Class B warrants of the Company to be issued by the Company in accordance with the terms of the Warrant Agreement and the Class A warrants have been duly authorized and will be legally issued. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
PILLSBURY WINTHROP LLP
E-25636

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  EXHIBIT 5.1